                                                                   Exhibit 10.10
                                                                          [LOGO]


                          LOAN AND SECURITY AGREEMENT


                       AUTOMOTIVE ONE PARTS STORES, INC.

                             701 WEST CHURCH STREET

                             ORLANDO, FLORIDA 32802


                                   59-1867299

                            BORROWER FED ID TAX NO.


                                   $4,000,000

                                  CREDIT LIMIT


                               JANUARY ___, 1998



                          ============================
                               CORPORATE FINANCE
                          ============================

                               TABLE OF CONTENTS

1. DEFINITIONS....................................................  1

              1.1 Defined Terms...................................  1
              1.2 Other Terms.....................................  6

2. LOANS; INTEREST RATE AND OTHER CHARGES.........................  6

              2.1 Total Facility..................................  6
              2.2 Loans...........................................  6
              2.3 Overlines; Overadvances.........................  6
              2.4 [Intentionally Deleted].........................  6
              2.5 Loan Account....................................  6
              2.6 Interest; Fees..................................  6
              2.7 Default Interest Rate...........................  6
              2.8 Examination Fee.................................  7
              2.9 Excess Interest.................................  7
              2.10 Principal Payments; Proceeds of Collateral.....  8
              2.11 Application of Collateral......................  9
              2.12 Application of Payments........................  9

2.13 Notification of Closing......................................  9

3. SECURITY.......................................................  9

              3.1 Security Interest in the Collateral.............  9
              3.2 Perfection and Protection of Security Interest.. 10
              3.3 Preservation of Collateral...................... 10
              3.4 Insurance....................................... 10
              3.5  Collateral Reporting; Inventory................ 10
              3.6 Receivables..................................... 11
              3.7 Equipment....................................... 11
              3.8  Other Liens; No Disposition of  Collateral..... 11
              3.9 Collateral Security............................. 12

4. CONDITIONS OF CLOSING.......................................... 12

              4.1 Initial Advance................................. 12
              4.2 Subsequent Advances............................. 15

5. REPRESENTATIONS AND WARRANTIES................................. 15

              Borrower represents and warrants that:.............. 15
              5.1 Due Organization................................ 15
              5.2 Other Names..................................... 16
              5.3 Due Authorization............................... 16


                                       i






              5.4 Binding Obligation.............................. 16
              5.5 Intangible Property............................. 16
              5.6 Capital......................................... 16
              5.7 Material Litigation............................. 16
              5.8 Title; Security Interests of FINOVA............. 16
              5.9 Restrictive Agreements; Labor Contracts......... 16
              5.10 Laws........................................... 16
              5.11 Consents....................................... 16
              5.12 Defaults....................................... 16
              5.13 Financial Condition............................ 17
              5.14 ERISA.......................................... 17
              5.15 Taxes.......................................... 17
              5.16 Locations; Federal Tax ID No................... 17
              5.17 Business Relationships......................... 17
              5.18 Reaffirmations................................. 17

6. COVENANTS...................................................... 17

              6.1 Affirmative Covenants........................... 17
              6.1.1 Taxes......................................... 17
              6.1.2 Notice of Litigation.......................... 17
              6.1.3 ERISA......................................... 17
              6.1.4 Change in Location............................ 18
              6.1.5 Corporate Existence........................... 18
              6.1.6 Labor Disputes................................ 18
              6.1.7 Violations of Law............................. 18
              6.1.8 Defaults...................................... 18
              6.1.9 Capital Expenditures.......................... 18
              6.1.10 Books and Records............................ 18
              6.1.11 Leases; Warehouse Agreements................. 18
              6.1.12 Additional Documents......................... 18
              6.1.13 Financial Covenants.......................... 18
              6.2 Negative Covenants.............................. 18
              6.2.1 Mergers....................................... 18
              6.2.2 Loans......................................... 18
              6.2.3 Dividends..................................... 19
              6.2.4 Adverse Transactions.......................... 19
              6.2.5 Indebtedness of Others........................ 19
              6.2.6 Repurchase.................................... 19
              6.2.7 Name.......................................... 19
              6.2.8 Prepayment.................................... 19
              6.2.9 Capital Expenditure........................... 19
              6.2.10 Compensation................................. 19
              6.2.11 Indebtedness................................. 19
              6.2.12 Affiliate Transactions....................... 19
              6.2.13 Nature of Business........................... 19


                                      ii







              6.2.14 FINOVA's Name................................. 19
              6.2.15  Margin Security.............................. 19
              6.2.16  Real Property................................ 20
              6.2.17  A.P.S. Supply Agreement...................... 20

7. DEFAULT AND REMEDIES............................................ 20

         7.1 Events of Default..................................... 20
         7.2 Remedies.............................................. 21
         7.3 Standards for Determining Commercial Reasonableness... 22

8. EXPENSES AND INDEMNITIES........................................ 22

         8.1 Expenses.............................................. 22
         8.2  Environmental Matters................................ 22

9. MISCELLANEOUS................................................... 22

         9.1   Examination of Records; Financial Reporting......... 22
         9.2 Term; Termination..................................... 23
         9.3 Recourse to Security; Certain Waivers................. 23
         9.4 No Waiver by FINOVA................................... 23
         9.5 Binding on Successor and Assigns...................... 24
         9.6 Severability.......................................... 24
         9.7 Amendments; Assignments............................... 24
         9.8 Integration........................................... 24
         9.9 Survival.............................................. 24
         9.10 Evidence of Obligations.............................. 24
         9.11 Loan Requests........................................ 24
         9.12 Notices.............................................. 24
         9.13 Brokerage Fees....................................... 24
         9.14 Disclosure........................................... 24
         9.15 Publicity............................................ 25
         9.16 Captions............................................. 25
         9.17 Injunctive Relief.................................... 25
         9.18 Counterparts; Facsimile Execution.................... 25
         9.19 Construction......................................... 25
         9.20 Time of Essence...................................... 25
         9.21 Limitation of Actions................................ 25
         9.22 Liability............................................ 25
         9.23 Notice of Breach by FINOVA........................... 25
         9.24 Application of Insurance Proceeds.................... 26
         9.25  Power of Attorney................................... 26
         9.26 Governing Law; Waivers............................... 26
         9.27 MUTUAL WAIVER OF RIGHT TO JURY TRIAL................. 26

THIS LOAN AND SECURITY AGREEMENT (collectively with the Schedule to Loan Agreement (the "SCHEDULE") attached hereto, the "AGREEMENT") dated the date set forth on the cover page, is entered into by and between the borrower named on the cover page (jointly and severally, the "Borrower"), whose address is set forth on the cover page and FINOVA CAPITAL CORPORATION ("FINOVA"), whose address is 355 South Grand Avenue, Los Angeles, California 90071.


1. DEFINITIONS.

     1.1 Defined Terms. As used in this Agreement, the following terms have the definitions set forth below:

     "ADA" has the meaning set forth in Section 4.1(z) hereof.

     "Additional Sums" has the meaning set forth in Section 2.9(a) hereof.

     "Affiliate" means any Person controlling, controlled by or under common control with Borrower. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an Affiliate: any officer, director, employee or other agent of Borrower, any shareholder, member or subsidiary of Borrower, and any other Person with whom or which Borrower has common shareholders, officers or directors.

     "Agreement" has the meaning set forth in the preamble.

     "Applicable Usury Law" has the meaning set forth in Section 2.9(b) hereof.

     "Assignment of Life Insurance" has the meaning set forth in Section 4.1(u) hereof.

     "Blocked Account" has the meaning set forth in Section 2.10(c) hereof.

     "Business Day" means any day on which commercial banks in both Los Angeles, California and Phoenix, Arizona are open for business.

     "Capital Expenditures" means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

     "Capital Lease" means any lease of property by Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

     "Change of Control" means any of the following: (i) the sale, lease, transfer, conveyance or other disposition of, in one or a series of related transactions, of all or substantially all of the assets of Borrower to any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1940) (each an "Acquiring Person"), (ii) the adoption of a plan relating to the liquidation or dissolution of Borrower, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" becomes the "beneficial owner" (as each such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1940), directly or indirectly, of more than 25.0% of the voting Stock of Borrower, other than Robert H. Gentry III, or (iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

     "Closing Fee" has the meaning set forth in the Schedule.

     "Closing Date" means the date of the initial advance made by FINOVA pursuant to this Agreement.

     "Code" means the Uniform Commercial Code as adopted and in effect in the State of Arizona from time to time.

     "Collateral" has the meaning set forth in Section 3.1 hereof.

     "Collateral Monitoring Fee" has the meaning set forth in the Schedule.

     "Current Assets" at any date means the amount at which the current assets of Borrower would be shown on a balance sheet of Borrower as at such date, prepared in accordance with GAAP, provided that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

     "Current Liabilities" at any date means the amount at which the current liabilities of Borrower would be shown on a balance sheet of Borrower as at such date, prepared in accordance with GAAP.

     "Deposit Accounts" has the meaning set forth in Section 9105 of the Code.

     "Dominion Account" has the meaning set forth in Section 2.10(c) hereof.

     "Earnings Before Interest, Taxes, Depreciation and Amortization" for any fiscal period of Borrower means the net income of Borrower for such fiscal period, plus interest expense, depreciation and amortization and provision for income taxes for such fiscal period, and minus non-recurring miscellaneous income and expenses, all calculated in accordance with GAAP.

     "Eligible Inventory" means Inventory which FINOVA, in its Permitted Discretion, deems Eligible Inventory, based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in FINOVA's Permitted Discretion, such Inventory (i) consists of raw materials and finished goods, in good, new and salable condition which are not obsolete, defective, or otherwise unmerchantable; (ii) are not comprised of work in process, packaging materials, supplies, returned cores or items for which, in FINOVA's discretion, a supply in excess of that which is expected to be sold within a two-year period in the ordinary course of Borrower's business exists, but only to the extent of such excess; (iii) meets all standards imposed by any governmental agency or authority; (iv) conforms in all respects to the warranties and representations set forth herein; (v) is at all times subject to FINOVA's duly perfected, first priority security interest; and (vi) is situated at a location in compliance with Section 5.16 hereof.

     "Eligible Receivables" means Receivables arising in the ordinary course of Borrower's business from the sale of goods or rendition of services, which FINOVA, in its Permitted Discretion, shall deem eligible based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the foregoing, a Receivable shall not be deemed to be an Eligible Receivable if (i) the account debtor has failed to pay the Receivable within a period of the earlier to occur of ninety (90) days after invoice date and sixty
(60) days past the stated due date, in either case to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than 25% of all outstanding Receivables owed by it to Borrower within ninety (90) days after invoice date; (iii) the account debtor is an Affiliate of Borrower; (iv) the goods relating thereto are placed on consignment, guaranteed sale, "bill and hold," "COD" or other terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States, unless the Receivable is supported by a letter of credit or other form of guaranty or security, in each case in form and substance satisfactory to FINOVA; (vi) the account debtor is the United States or any department, agency or instrumentality thereof or any State, city or municipality of the United States; (vii) Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (viii) the account debtor's total obligations to Borrower exceed 15% of all Eligible Receivables, to the extent of such excess; (ix) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (x) the amount thereof consists of late charges or finance charges; (xi) the amount thereof consists of a credit balance more than sixty (60) days past due; (xii) the face amount thereof exceeds $3,000, unless accompanied by evidence of shipment of the goods relating thereto satisfactory to FINOVA in its Permitted Discretion; (xiii) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Receivable; or (xiv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable account debtor.

     "Equipment" means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     "ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

     "Event of Default" means any of the events set forth in Section 7.1 of this Agreement.

     "Examination Fee" has the meaning set forth in the Schedule.

     "Excess Availability" means, as of the date of determination thereof, the amount by which the average daily total principal balance of the Revolving Credit Loans facility which Borrower would be permitted to have outstanding over the prior 30 days, based on the formulas and reserves set forth in the Schedule, exceeds the sum of the Receivable Loans and the Inventory Loans then actually outstanding, such excess then being reduced by an amount necessary to provide for the payment of all accounts payable of Borrower which are more than 30 days past due date and all book overdrafts.

     "FINOVA Affiliate" has the meaning set forth in Section 9.22 hereof.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for the financial covenants set forth in this Agreement, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

     "General Intangibles" means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, Trademarks, Licenses and Patents, names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against FINOVA, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation credit, liability, property and other insurance) tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by an account debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

     "Guarantor(s)" shall mean any Person which at any time guaranties all or any portion of the Obligations owing to FINOVA under the Loan Documents.

     "Indebtedness" means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any lease (including Capital Leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession, (iv) all unfunded pension fund obligations and liabilities and
(v) deferred taxes.

     "Initial Term" has the meaning set forth on the Schedule.

     "Insurance Collateral" has the meaning set forth in Section 4.1(u) hereof.

     "Inventory" means all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title or other documents representing them.

     "Inventory Loans" has the meaning set forth in the Schedule.

     "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Life Insurance Policy" has the meaning set forth in Section 4.1(u) hereof.

     "Loans" has the meaning set forth in Section 2.2 hereof.

     "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower and payable to FINOVA, and any other present or future agreement entered into in connection with this

Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

     "Loan Party" means Borrower, each Guarantor, each Subordinating Creditor and each other party (other than FINOVA) to any Loan Document.

     "Loan Reserves" means, as of any date of determination, such amounts as FINOVA may from time to time establish and revise in good faith reducing the amount of Revolving Credit Loans which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by FINOVA in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Guarantor or (iii) the security interests and other rights of FINOVA in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect FINOVA's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to FINOVA is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which FINOVA determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default."

     "Loan Year" means each twelve month period commencing on the Closing Date.

     "Maximum Interest Rate" has the meaning set forth in Section 2.9(c) hereof.

     "Minimum Interest Charge" has the meaning set forth in the Schedule.

     "Multiemployer Plan" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

     "Net Sale Proceeds" has the meaning set forth in Section 3.8 hereof.

     "Obligations" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to FINOVA, whether evidenced by this Agreement, any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by FINOVA in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, Examination Fee, Collateral Monitoring Fee, Closing Fee, Facility Fee, Termination Fee, Minimum Interest Charge and any other sums chargeable to Borrower hereunder or under any other agreement with FINOVA.

     "Operating Cash Flow/Actual" means, for any period, Borrower's net income or loss (excluding the effect of any extraordinary gains or losses), determined in accordance with GAAP, plus or minus each of the following items, to the extent deducted from or added to the revenues of Borrower in the calculation of net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest expense paid or accrued; and (iv) total federal and state income tax expense determined as the accrued liability of Borrower in respect of such period, regardless of what portion of such expense has actually been paid by Borrower during such period, and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period;
(b) any non-cash income; and (c) all actual Capital Expenditures made during such period and not financed.

     "Overadvance" has the meaning set forth in Section 2.3.

     "Overline" has the meaning set forth in Section 2.3.

     "PBGC" means the Pension Benefit Guarantee Corporation.

     "Permitted Discretion" means FINOVA's judgment exercised in good faith based upon its consideration of any factor which FINOVA believes in good faith:
(i) will or could adversely affect the value of any Collateral, the enforceability or priority of FINOVA's liens thereon or the amount which FINOVA would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to FINOVA by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower, any Loan Party or any of the Collateral, or (iv) creates or reasonably could be expected to create an Event of Default. In exercising such judgment, FINOVA may consider such factors already included in or tested by the definition of Eligible Receivables or Eligible Inventory, as well as any of the following:
(i) the financial and business climate of the Borrower's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to the Receivables, (iii) changes in demand for, and pricing of, Inventory, (iv) changes in any concentration of risk with respect to Receivables and/or Inventory, and (v) any other factors that change the credit risk of lending to the Borrower on the security of the Receivables and Inventory. The burden of establishing lack of good faith hereunder shall be on the Borrower.

     "Permitted Encumbrance" means each of the liens, mortgages and other security interests set forth on the Schedule.

     "Permitted Senior Indebtedness" has the meaning set forth in the Schedule.

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

     "Plan" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     "Prepared Financials" means the balance sheets of Borrower as of the date set forth in the Schedule in the section entitled 'Reporting Requirements' , and as of each subsequent date on which audited balance sheets are delivered to FINOVA from time to time hereunder, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.

     "Prime Rate" has the meaning set forth in the Schedule.

     "Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

     "Receivable Loans" has the meaning set forth on the Schedule.

     "Receivables" means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

     "Renewal Term" has the meaning set forth on the Schedule.

     "Registration Statement" means Borrower's Form SB-2 Registration Statement filed with the Securities and Exchange Commission in connection with the planned initial public offering of its common stock and certain warrants together with all amendments thereto filed prior to the Closing Date.

     "Reportable Event" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in
Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

     "Revolving Credit Loans" has the meaning set forth in the Schedule.

     "Revolving Credit Limit" has the meaning set forth in the Schedule.

     "Revolving Interest Rate" has the meaning set forth in the Schedule.

     "Schedule" has the meaning set forth in the preamble.

     "Senior Contractual Debt Service" means, for any period, the sum of payments made or required to be made by Borrower during such period for (i) interest only payments due on the Revolving Credit Loans facility plus the Collateral Monitoring Fee and the Unused Line Fee, and (ii) principal and interest payments due on the Permitted Senior Indebtedness.

     "Start Date" has the meaning set forth in the Schedule.

     "Subordinated Debt" means liabilities of Borrower the repayment of which is subordinated, to the payment and performance of the Obligations, pursuant to a subordination agreement acceptable to FINOVA in its sole discretion.

     "Subordinating Creditor" has the meaning set forth in the Schedule.

     "Termination Fee" has the meaning set forth in Section 9.2(d) hereof.

     "Total Contractual Debt Service" means, for any period, the sum of payments made (or, as to clause (i) of this sentence, required to be made) by Borrower during such period for (i) Senior Contractual Debt Service, and (ii) interest and scheduled principal payments due on any and all other Indebtedness of Borrower, including without limitation any Subordinated Indebtedness.

     "Total Facility" has the meaning set forth in Section 2.1 hereof.

     "Trademarks, Copyrights, Licenses and Patents" means all of Borrower's right, title and interest in and to, whether now owned or hereafter acquired:
(i) trademarks, trademark registrations, trade names, trade name registrations, and trademark or trade name applications, including without limitation such as are listed on the Schedule attached hereto and made a part hereof, as the same may be amended from time to time, and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, (d) all rights corresponding thereto throughout the world, and (e) the goodwill of the business operated by Borrower connected with and symbolized by any trademarks or trade names; (ii) copyrights, copyright registrations and copyright applications, including without limitation such as are listed on the Schedule attached hereto and made a part hereof, as the same may be amended from time to time, and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world; (iii) license agreements, including without limitation such as are listed on the Schedule attached hereto and made a part hereof, and the right to prepare for sale, sell and advertise for sale any Inventory now or hereafter owned by Borrower and now or hereafter covered by such licenses; and (iv) patents and patent applications, registered or pending, including without limitation such as are listed on the Schedule attached hereto, together with all income, royalties, shop rights, damages and payments thereto, the right to sue for infringements thereof, and all rights thereto throughout the world and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

     "Unused Line Fee" has the meaning set forth in the Schedule.

     1.2 Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2. LOANS; INTEREST RATE AND OTHER CHARGES.

     2.1 Total Facility. Upon the terms and conditions set forth herein and provided that no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, FINOVA shall, upon Borrower's request, make advances to Borrower from time to time in an aggregate outstanding principal amount not to exceed the Total Facility amount (the "TOTAL FACILITY") set forth on the Schedule hereto, subject to deduction of reserves for accrued interest and such other reserves as FINOVA deems proper from time to time, and less amounts FINOVA may be obligated to pay in the future on behalf of Borrower.
The Schedule is an integral part of this Agreement and all references to "herein", "herewith" and words of similar import shall for all purposes be deemed to include the Schedule.

     2.2 Loans. Advances under the Total Facility ("LOANS" and individually, a "LOAN") shall be comprised of the amounts shown on the Schedule.

     2.3 Overlines; Overadvances. If at any time or for any reason the outstanding amount of advances extended or issued pursuant hereto exceeds any of the dollar limitations ("OVERLINE") or percentage limitations ("OVERADVANCE") in the Schedule, then Borrower shall, upon FINOVA's demand, immediately pay to FINOVA, in cash, the full amount of such Overline or Overadvance which, at FINOVA's option, may be applied to reduce the outstanding principal balance of the Loans. Without limiting Borrower's obligation to repay to FINOVA on demand the amount of any Overline or Overadvance, Borrower agrees to pay FINOVA interest on the outstanding principal amount of any Overline or Overadvance, on demand, at the rate set forth on the Schedule and applicable to the Revolving Credit Loans.

     2.4 [Intentionally Deleted].

     2.5 Loan Account. All advances made hereunder shall be added to and deemed part of the Obligations when made. FINOVA may from time to time charge all Obligations of Borrower to Borrower's loan account with FINOVA.

     2.6 Interest; Fees. Borrower shall pay FINOVA interest on the daily outstanding balance of the Obligations at the per annum rate set forth on the Schedule. Borrower shall also pay FINOVA the fees set forth on the Schedule.

     2.7 Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, Borrower shall pay FINOVA interest on the daily outstanding balance of the Obligations at a rate per annum which is four percent (4%) in excess of the rate which would otherwise be applicable thereto pursuant to the Schedule.

     2.8 Examination Fee. Borrower agrees to pay to FINOVA the Examination Fee in the amount set forth on the Schedule in connection with each audit or examination of Borrower performed by FINOVA prior to or after the date hereof. The parties hereto acknowledge and agree that the initial Examination Fee described on the Schedule for the audit and examination performed prior to closing has been fully earned by FINOVA and has been paid in full from the deposit previously provided to FINOVA by Borrower.

     2.9 Excess Interest.

     (a) The contracted for rate of interest of the loan contemplated hereby, without limitation, shall consist of the following: (i) the interest rate set forth on the Schedule, calculated and applied to the principal balance of the Obligations in accordance with the provisions of this Agreement; (ii) interest after an Event of Default, calculated and applied to the amount of the Obligations in accordance with the provisions hereof; and (iii) all Additional Sums (as herein defined), if any. Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. The Examination Fee, attorneys fees, expert witness fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, Termination Fees, Minimum Interest Charges, other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the "ADDITIONAL SUMS"), whether pursuant to this Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

     (b) It is the intent of the parties to comply with the usury laws of the State of Arizona (the "APPLICABLE USURY LAW"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "MAXIMUM INTEREST RATE"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the loan evidenced hereby, or (b) the maturity of the Obligations is accelerated in whole or in part, or (c) all or part of the Obligations shall be prepaid, so that under any of such circumstances the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event (1) the provisions of this paragraph shall govern and control, (2) neither Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Obligations or refunded to Borrower, at FINOVA's option, and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise in connection with such loan; and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to FINOVA from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, then to the extent not prohibited by the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

     2.10 Principal Payments; Proceeds of  Collateral.

     (a) Principal Payments. Except where evidenced by notes or other instruments issued or made by Borrower to FINOVA specifically containing payment provisions which are in conflict with this Section 2.10 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Loans shall be payable by Borrower to FINOVA immediately upon the earliest of (i) the receipt by FINOVA or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds (or Net Sale Proceeds, in the case of dispositions of Collateral with the consent of FINOVA pursuant to Section 3.8 hereto), (ii) the occurrence of an Event of Default in consequence of which FINOVA elects to accelerate the maturity and payment of such loans, or (iii) any termination of this Agreement pursuant to Section 9.2 hereof; provided, however, that any Overadvance or Overline shall be payable on demand pursuant to the provisions of Section 2.3 hereof.

     (b) Collections. Until FINOVA notifies Borrower to the contrary, Borrower may make collection of all Receivables for FINOVA by directing all account debtors and other third parties to remit all payments owing to Borrower to the lockbox established in connection with the Blocked Account. In the event Borrower shall nevertheless directly receive any payments or other financial proceeds of any Collateral, Borrower shall receive all payments as trustee of FINOVA and immediately deliver all payments to FINOVA in their original form as set forth below, duly endorsed in blank or cause the same to be deposited into a Blocked Account Dominion Account. FINOVA or its designee may, at any time, notify account debtors that the Receivables have been assigned to FINOVA and of FINOVA's security interest therein, and may collect the Receivables directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by FINOVA on account of the Obligations three (3) Business Days after receipt by FINOVA of good funds which have been finally credited to FINOVA's account, whether such funds are received directly from Borrower or from the Blocked Account bank or the Dominion Account bank, pursuant to Section 2.10(c) hereof, and this provision shall apply regardless of the amount of the Obligations outstanding or whether any Obligations are outstanding; provided, that if any such good funds are received after 12:00 p.m. noon (New York time) on any Business Day or at any time on any day not constituting a Business Day, such funds shall be deemed received on the immediately following Business Day. FINOVA is not, however, required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to FINOVA in its Permitted Discretion and FINOVA may charge Borrower's loan account for the amount of any item of payment which is returned to FINOVA unpaid.

     (c) Establishment of a Lockbox Account or Dominion Account. Unless Borrower shall be otherwise directed by FINOVA in writing, Borrower shall cause all proceeds of Collateral to be deposited into a lockbox account, or such other "blocked account" as FINOVA may require (each, a "BLOCKED ACCOUNT") pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to FINOVA which proceeds, unless otherwise provided herein, shall be applied in payment of the Obligations in such order as FINOVA determines in its sole discretion. Borrower shall issue to any such bank an irrevocable letter of instruction directing said bank to transfer such funds so deposited to FINOVA, either to any account maintained by FINOVA at said bank or by wire transfer to appropriate account(s) of FINOVA. All funds deposited in a Blocked Account shall immediately become the sole property of FINOVA and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. FINOVA assumes no responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, FINOVA may establish depository accounts in the name of FINOVA at a bank or banks for the deposit of such funds (each, a "DOMINION ACCOUNT") and Borrower shall deposit all proceeds of Receivables and all cash proceeds of any sale of Inventory or, to the extent permitted herein, Equipment or cause same to be deposited, in kind, in such Dominion Accounts of FINOVA in lieu of depositing same to Blocked Accounts, and, unless otherwise provided herein, all such funds shall be applied by FINOVA to the Obligations in such order as FINOVA determines in its sole discretion.

     (d) Payments Without Deductions. Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

     (e) Collection Days Upon Repayment. In the event Borrower repays the Obligations in full at any time hereafter, such payment in full shall be credited (conditioned upon final collection) to Borrower's loan account three
(3) Business Days after FINOVA's receipt thereof.

     (f) Monthly Accountings. FINOVA shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated

(except for reverses and reapplications of payments made and corrections of errors discovered by FINOVA), unless Borrower notifies FINOVA in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or admissions.

     2.11 Application of Collateral. Except as otherwise provided herein, FINOVA shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations in such order and manner as FINOVA shall determine in its sole discretion. To the extent that Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for Borrower's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, or otherwise, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by FINOVA.

     2.12 Application of Payments. The amount of all payments or amounts received by FINOVA with respect to the Loan shall be applied to the extent applicable under this Agreement: (i) first, to accrued interest through the date of such payment, including any Default Interest; (ii) then, to any late fees, overdue risk assessments, Examination Fee and expenses, collection fees and expenses and any other fees and expenses due to FINOVA hereunder; and (iii) last, the remaining balance, if any, to the unpaid principal balance of the Loan; provided however, while an Event of Default exists under this Agreement, or under any other Loan Document, each payment hereunder shall be (x) held as cash collateral to secure Obligations relating to any contingent obligations arising under the Loan Documents and/or (y) applied to amounts owed to FINOVA by Borrower as FINOVA in its sole discretion may determine. In calculating interest and applying payments as set forth above: (a) interest shall be calculated and collected through the date a payment is actually applied by FINOVA under the terms of this Agreement; (b) interest on the outstanding balance shall be charged during any grace period permitted hereunder; (c) at the end of each month, all accrued and unpaid interest and other charges provided for hereunder shall be added to the principal balance of the Loan; and
(d) to the extent that Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for Borrower's benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, the Obligations intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by FINOVA and FINOVA may adjust the Loan balances as FINOVA, in its sole discretion, deems appropriate under the circumstances.

     2.13 Notification of Closing. Borrower shall provide FINOVA with at least forty-eight (48) hours prior written notice of the Closing Date, to enable FINOVA to arrange for the availability of funds. In the event the closing does not take place on the date specified in Borrower's notice to FINOVA, other than through the fault of FINOVA, Borrower agrees to reimburse FINOVA for FINOVA's costs to maintain the necessary funds available for the closing, at the Term Interest Rate with respect to the amount specified in the Schedule, and at the Revolving Interest Rate with respect to an amount equal to the initial advance under the Revolving Credit Loans facility which is to be made on the Closing Date, for the number of days which elapse between the date specified in Borrower's notice and the date upon which the closing actually occurs (which number of days shall not include the date specified in Borrower's notice, but shall include the Closing Date).

3. SECURITY.

     3.1 Security Interest in the Collateral. To secure the payment and performance of the Obligations when due, Borrower hereby grants to FINOVA a first priority security interest (subject only to Permitted Encumbrances) in all of Borrower's now owned or hereafter acquired or arising Inventory, Equipment, Receivables, life insurance policies and the proceeds thereof, Trademarks, Copyrights, Licenses and Patents, Investment Property (as defined in Section 9-115 of the Code), General Intangibles, including, without limitation, all of Borrower's Deposit Accounts, money, any and all property now or at any time hereafter in FINOVA's possession (including claims and credit balances), and all real properties owned by Borrower listed on Exhibit 3.1 hereto, and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records and computer data related to any of the foregoing (all of the foregoing, together with all other property in which FINOVA may be granted a lien or security interest, is referred to herein, collectively, as the "COLLATERAL").

     3.2 Perfection and Protection of Security Interest. Borrower shall, at its expense, take all actions requested by FINOVA at any time to perfect, maintain, protect and enforce FINOVA's first priority security interest and other rights in the Collateral and the priority thereof from time to time, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereof and executing and delivering such documents and titles in connection with motor vehicles as FINOVA shall require, all in form and substance satisfactory to FINOVA, (ii) maintaining a perpetual inventory and complete and accurate stock records, (iii) delivering to FINOVA warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, and transferring Inventory to warehouses designated by FINOVA, (iv) placing notations on Borrower's books of account to disclose FINOVA's security interest therein and (v) delivering to FINOVA all letters of credit on which Borrower is named beneficiary. FINOVA may file, without Borrower's signature, one or more financing statements disclosing FINOVA's security interest under this Agreement. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall notify such Person of FINOVA's security interest in such Collateral and, upon FINOVA's request, instruct them to hold all such Collateral for FINOVA's account subject to FINOVA's instructions. From time to time, Borrower shall, upon FINOVA's request, execute and deliver confirmatory written instruments pledging the Collateral to FINOVA, but Borrower's failure to do so shall not affect or limit FINOVA's security interest or other rights in and to the Collateral. Until the Obligations have been fully satisfied and FINOVA's obligation to make further advances hereunder has terminated, FINOVA's security interest in the Collateral shall continue in full force and effect.

     3.3 Preservation of Collateral. FINOVA may, in its Permitted Discretion, at any time discharge any lien or encumbrance on the Collateral or bond the same, pay any insurance, maintain guards, pay any service bureau, obtain any record or take any other action to preserve the Collateral and charge the cost thereof to Borrower's loan account as an Obligation.

     3.4 Insurance. Borrower will maintain and deliver evidence to FINOVA of such insurance as is required by FINOVA, written by insurers, in amounts, and with lender's loss payee, additional insured, and other endorsements, satisfactory to FINOVA. All premiums with respect to such insurance shall be paid by Borrower as and when due. Accurate and certified copies of the policies shall be delivered by Borrower to FINOVA. If Borrower fails to comply with this Section, FINOVA may (but shall not be required to) procure such insurance and endorsements at Borrower's expense and charge the cost thereof to Borrower's loan account as an Obligation.

     3.5 Collateral Reporting; Inventory.

     (a) Invoices. Borrower shall not re-date any invoice or sale from the original date thereof or make sales on extended terms beyond those customary in Borrower's industry, or otherwise extend or modify the term of any Receivable. If Borrower becomes aware of any matter affecting any Receivable, including information affecting the credit of the account debtor thereon, Borrower shall promptly notify FINOVA in writing.

     (b) Instruments. In the event any Receivable is or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money, Borrower shall immediately deliver such instrument to FINOVA appropriately endorsed to FINOVA and, regardless of the form of any presentment, demand, notice of dishonor, protest and notice of protest with respect thereto, Borrower shall remain liable thereon until such instrument is paid in full.

     (c) Physical Inventory. Borrower shall conduct a physical count of the Inventory at such intervals as FINOVA requests and promptly supply FINOVA with a copy of such accounts accompanied by a report of the value (calculated at the lower of cost or market value on a first in, first out basis) of the Inventory and such additional information with respect to the Inventory as FINOVA may request from time to time.

     (d) Returns. For so long as no Event of Default has occurred and is continuing and subject to the provisions of Section 3.6(b), if any account debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the account debtor (sending a copy to FINOVA) in the appropriate amount. In the event any attempted return occurs after the occurrence of any Event of Default, Borrower shall (i) hold the returned Inventory in trust for FINOVA, (ii) segregate all returned Inventory from all of Borrower's other property, (iii) conspicuously label the returned Inventory as FINOVA's property, and (iv) immediately notify FINOVA of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on FINOVA's request deliver such returned Inventory to FINOVA.

     (e) Borrower shall not consign any Inventory.



     3.6 Receivables.

     (a) Eligibility. (i) Borrower represents and warrants that each Receivable covers and shall cover a bona fide sale or lease and delivery by it of goods or the rendition by it of services in the ordinary course of its business, and shall be for a liquidated amount and FINOVA's security interest shall not be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other condition. If any representation or warranty herein is breached as to any Receivable or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, then FINOVA may, in addition to its other rights hereunder, designate any and all Receivables owing by that account debtor as not Eligible Receivables; provided, that FINOVA shall in any such event retain its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder has terminated.

     (ii) FINOVA at any time shall be entitled to (i) establish and increase or decrease reserves against Eligible Receivables and Eligible Inventory, (ii) reduce the advance rates in the Schedule or restore such advance rates to any level equal to or below the advance rates set forth in the Schedule or (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Receivables" and "Eligible Inventory," in the exercise of its Permitted Discretion. FINOVA may but shall not be required to rely on the schedules an/or reports delivered to FINOVA in connection herewith in determining the then eligibility of Receivables and Inventory. Reliance thereon by FINOVA from time to time shall not be deemed to limit the right of FINOVA to revise advance rates or standards of eligibility as provided above.

     (b) Disputes. Borrower shall notify FINOVA promptly of all disputes or claims and settle or adjust such disputes or claims at no expense to FINOVA, but no discount, credit or allowance shall be granted to any account debtor and no returns of merchandise shall be accepted by Borrower without FINOVA's consent, except for discounts, credits and allowances made or given in the ordinary course of Borrower's business. FINOVA may, at any time after the occurrence of an Event of Default, settle or adjust disputes or claims directly with account debtors for amounts and upon terms which FINOVA considers advisable in its reasonable credit judgment and, in all cases, FINOVA shall credit Borrower's loan account with only the net amounts received by FINOVA in payment of any Receivables.

     3.7 Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair and make all necessary replacements thereto to maintain and preserve the value and operating efficiency thereof at all times consistent with Borrower's past practice, ordinary wear and tear excepted. Borrower shall not permit any item of Equipment to become a fixture (other than a trade fixture) to real estate or an accession to other property.

     3.8 Other Liens; No Disposition of Collateral. Borrower represents, warrants and covenants that except for FINOVA's security interest, Permitted Encumbrances, and such other liens, claims and encumbrances as may be permitted by FINOVA in its sole discretion from time to time in writing, (a) all Collateral is and shall continue to be owned by it free and clear of all liens, claims and encumbrances whatsoever and (b) Borrower shall not, without FINOVA's prior written approval, sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Collateral or all or any substantial part of any of its other assets (or any interest of Borrower therein), except for the sale of Inventory in the ordinary course of Borrower's business. In the event FINOVA gives any such prior written approval with respect to any such sale of Collateral, the same may be conditioned on the sale price being equal to, or greater than, an amount acceptable to FINOVA. The proceeds of any such sales of Collateral, net of customary and reasonable costs and expenses of sale owing by Borrower, ("NET SALE PROCEEDS") shall be remitted to FINOVA pursuant to this Agreement for application to the Obligations.

     3.9 Collateral Security. The Obligations shall constitute one loan secured by the Collateral. FINOVA may, in its sole discretion, (i) exchange, waive or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as it may determine, and (iii) after providing Borrower notice of the occurrence of an Event of Default, settle, compromise, enforce, collect or otherwise liquidate any Collateral in any manner without affecting its right to take any other action with respect to any other Collateral.

4. CONDITIONS OF CLOSING.

     4.1 Initial Advance. The obligation of FINOVA to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of FINOVA and its counsel, of each of the following conditions on or prior to the date set forth on the Schedule:

     (a) Loan Documents.  FINOVA shall have received each of the following Loan
Documents: (i) the Agreement fully and properly executed by Borrower; (ii) promissory notes in such amounts and on such terms and conditions as FINOVA shall specify, executed by Borrower; (iii) Validity and Support Agreements executed by the applicable parties; (iv) such security agreements, intellectual property assignments, pledge agreements, mortgages and deeds of trust as FINOVA may require with respect to this Agreement, executed by each of the parties thereto and, if applicable, duly acknowledged for recording or filing in the appropriate governmental offices; (v) Subordination Agreements in form and substance acceptable to FINOVA, executed by each of the Subordinating Creditors, together with copies of all instruments subject thereto showing a legend indicating such subordination; (vi) such Blocked Account or Dominion Account agreements as it shall determine; and (vii) such other documents, instruments and agreements in connection herewith as FINOVA shall require, executed, certified and/or acknowledged by such parties as FINOVA shall designate;

     (b) Minimum Excess Availability. Borrower shall have Excess Availability under the Revolving Credit Loans facility of not less than the amount specified in the Schedule, after giving effect to the initial advance hereunder and after giving effect to any applicable Loan Reserves against borrowing availability under the Revolving Credit Loans.

     (c) Terminations by Existing Lender. Borrower's existing lender(s) shall have executed and delivered UCC termination statements and other documentation evidencing the termination of its liens and security interests in the assets of Borrower or a subordination agreement in form and substance satisfactory to FINOVA in its sole discretion;

     (d) Charter Documents. FINOVA shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

     (e) Good Standing. FINOVA shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

     (f) Foreign Qualification. FINOVA shall have received certificates of corporate status with respect to Borrower and each other Loan Party, each dated within ten (10) days of the Closing Date, issued by the Secretary of State of each state in which such party's failure to be duly qualified or licensed would have a material adverse effect on its financial condition or assets, indicating that such party is in good standing;

     (g) Authorizing Resolutions and Incumbency. FINOVA shall have received a certificate from the Secretary of Borrower attesting to (i) the adoption of resolutions of Borrower's Board of Directors, and shareholders or members if necessary, authorizing the borrowing of money from FINOVA and execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party, and authorizing specific officers of Borrower to execute same, and (ii) the authenticity of original specimen signatures of such officers;

     (h) Insurance. FINOVA shall have received the insurance certificates and certified copies of policies required by Section 3.4 hereof, in form and substance satisfactory to FINOVA and its counsel, together with an additional insured endorsement in favor of FINOVA with respect to all liability policies and a lender's loss payable endorsement in favor of FINOVA with respect to all casualty and business interruption policies, each in form and substance acceptable to FINOVA and its counsel;

     (i) Title Insurance. FINOVA shall have received binding commitments to issue such title insurance with respect to Collateral which is comprised of real property as it shall determine;

     (j) Searches; Certificates of Title. FINOVA shall have received searches reflecting the filing of its financing statements and fixture filings in such jurisdictions as it shall determine, and shall have received certificates of title with respect to the Collateral which shall have been duly executed in a manner sufficient to perfect all of the security interests granted to FINOVA;

     (k) Landlord, Bailee and Mortgagee Waivers. FINOVA shall have received landlord, bailee and/or mortgagee waivers from the lessors, bailees and/or mortgagees of all locations where any Collateral is located;

     (l) Fees. Borrower shall have paid all fees payable by it on the Closing Date pursuant to this Agreement;

     (m) Opinion of Counsel. FINOVA shall have received an opinion of Borrower's counsel covering such matters as FINOVA shall determine in its sole discretion;

     (n) Officer Certificate. FINOVA shall have received a certificate of the President and the Chief Financial Officer or similar official of Borrower, attesting to the accuracy of each of the representations and warranties of Borrower set forth in this Agreement and the fulfillment of all conditions precedent to the initial advance hereunder;

     (o) Solvency Certificate. If requested, FINOVA shall have received a signed certificate of the Borrower's duly elected Chief Financial Officer concerning the solvency and financial condition of Borrower, on FINOVA's standard form;

     (p) Blocked Account. The Blocked Account referred to in Section 2.10(c) hereof shall have been established to the satisfaction of FINOVA in its sole discretion;

     (q) Environmental Assessment. If required by FINOVA, Borrower shall have caused a Phase I Environmental Assessment to be conducted on the property or properties owned or occupied by Borrower, all at Borrower's own expense and the results of such assessment(s) shall have been in form and substance satisfactory to FINOVA in its sole discretion. Such assessment(s) shall have included, in FINOVA's discretion, core samplings, and shall have been conducted by an environmental engineer acceptable to FINOVA;

     (r) Environmental Certificate. FINOVA shall have received an Environmental Certificate from Borrower, in form and substance satisfactory to FINOVA in its discretion, with respect to all locations of Collateral;

     (s) Search and References. FINOVA shall have received and approved the results of UCC, tax lien, litigation, judgment, and bankruptcy searches regarding Borrower and such members of the senior management of Borrower as FINOVA shall determine and shall have received satisfactory customer, vendor and credit reference checks on Borrower.

     (t) Initial Public Offering. Borrower shall have successfully completed an initial public offering of its common stock and warrants and received net cash proceeds of not less than $6,000,000 after payment of all expenses and fees related thereto, including all amounts payable to Borrower's underwriters.

     (u) Life Insurance. FINOVA shall require that Borrower maintain a life insurance policy on the life of the persons specified in the Schedule in an amount specified in the Schedule (the "LIFE INSURANCE POLICY"). The Life Insurance Policy shall be collaterally assigned to FINOVA (pursuant to an assignment in form satisfactory to FINOVA, hereinafter referred to as the "ASSIGNMENT OF LIFE INSURANCE") and be accepted and acknowledged in writing by the applicable insurer or its authorized representative. Borrower hereby grants to FINOVA a security interest in the Life Insurance Policy, all replacements thereof, any supplementary contract issued in connection therewith, and all proceeds of the foregoing (including without limitation, the beneficiary's interest therein, collectively referred to as the "INSURANCE COLLATERAL") to secure Borrower's payment and performance of all the Obligations. The insurer under the Life Insurance Policy and the terms and conditions of the Life Insurance Policy are subject to the approval of FINOVA. The original of the policy evidencing the Life Insurance Policy, signed by an authorized insurance company representative, shall be delivered to FINOVA at the closing together with a duly executed Collateral Assignment of Life Insurance which has been accepted and acknowledged in writing by the applicable insurer or its authorized representative. The Life Insurance Policy shall require the insurer to provide FINOVA with thirty (30) days advance written notice of any cancellation and/or any material change in coverage. Borrower warrants and represents that it is and will be (throughout the entire term of the Loan) the owner and beneficiary of the Life Insurance Policy. Notwithstanding anything herein to the contrary, upon the maturity of the Life Insurance Policy or upon the death of the individual insured, the proceeds of the Life Insurance Policy shall be paid directly to FINOVA, shall (at the option of FINOVA) be treated as a prepayment and, if treated as a prepayment, shall be applied in order against (a) all of Borrower's Obligations, other than as set forth in the remaining subsections of this paragraph, (b) all costs and expenses of FINOVA in connection with such prepayment, (c) accrued interest, and (d) the unpaid principal balance of the Loans in such manner as FINOVA shall elect. No prepayment premium or Termination Fee shall be due and owing in connection with such prepayment. To the extent that the proceeds of said Life Insurance Policy exceed the amount of Borrower's Obligations, any such excess shall be paid by FINOVA directly to Borrower. Notwithstanding anything to the contrary herein, the obligations, undertakings and representations of Borrower under this Section 4.1(u) shall survive the Closing Date and shall be a continuing obligation and agreement of Borrower hereunder.

     (v) No Material Adverse Changes. Prior to the Closing Date, there shall have occurred no material adverse change in the financial condition of Borrower from that shown on the financial statements for Borrower set forth in the Registration Statement. At the closing, Borrower shall deliver to FINOVA an officer's certification confirming that Borrower is unaware of the existence of any such material adverse change in Borrower's financial condition.

     (w) Material Agreements. FINOVA shall have received, reviewed and approved all material agreements to which Borrower shall be a party, including without limitation, Borrower's product purchasing agreement with A.P.S., Inc.

     (x) Projections. Borrower shall submit cash flow projections and pro forma balance sheet with adjusting entries (i) showing that the proposed financing will provide sufficient funds for the Borrower's projected working capital needs, and (ii) showing: (1) that the Borrower will have reasonably sufficient capital for the conduct of its business following the initial funding, and

(2) that the Borrower will not incur debts beyond its ability to pay such debts as they mature.

     (y) Opinions. To the extent any Person other than Borrower shall be parties to the Loan Documents, FINOVA reserves the right to require satisfactory opinions of counsel for each such Person concerning the proper organization of such Person and the due authorization, execution, delivery, enforceability, validity and binding effect of the Loan Documents to which such Person is a party. Each such opinion of counsel shall confirm, to the satisfaction of FINOVA, that the opinion is being delivered to FINOVA at the instruction of the party represented by such counsel, that FINOVA is entitled to rely on such opinion and that for purposes of such reliance, FINOVA is deemed to be in privity with the opining counsel.

     (z) ADA Compliance. If necessary, as of the Closing Date, Borrower shall be in compliance with the Americans with Disabilities Act of 1990 ("ADA"), or, if any renovations of Borrower's facilities or modifications of Borrower's employment practices shall be required to bring them into compliance with the ADA, review and approval by FINOVA of Borrower's proposed plan to come into such compliance. Borrower shall deliver representations and warranties to FINOVA concerning Borrower's compliance with the ADA, and no evidence shall have come to the attention of FINOVA indicating that Borrower is not in compliance with the ADA (except to the extent that FINOVA has reviewed and approved Borrower's plan to come into compliance).

     (aa) Subordination and Intercreditor Agreements. FINOVA and each Subordinating Creditor shall have entered into a Subordination Agreement, in form and substance satisfactory to FINOVA.

     (bb) Asset Appraisal. Borrower shall have provided to FINOVA, at Borrower's sole cost and expense, an asset appraisal of all Borrower's fixed assets, real estate and rolling stock upon which FINOVA shall be granted a first priority lien and security interest, which appraisal must be acceptable to FINOVA, in its sole discretion, in all respects.

     (cc) Taxes. FINOVA shall be satisfied that upon giving effect to the initial public offering contemplated by the Registration Statement and the application of proceeds therefrom, all due but unpaid tax obligations owing by Borrower to any governmental authority (including all interest, penalties, and related expenses accruing with respect thereto) shall be satisfied in full.

     (dd) APS and Gentry Debt. FINOVA shall be satisfied that upon giving effect to the initial public offering contemplated by the Registration Statement, the application of proceeds therefrom and the application of the proceeds from the initial advance hereunder, all amounts due to under Borrower's existing credit facilities with A.P.S., Inc. and its affiliates and all outstanding loans owing to Robert H. Gentry III shall be paid in full and all obligations of, and Liens granted by, Borrower thereunder shall be terminated and released.

     (ee) Application of IPO Proceeds. FINOVA shall have received and deemed acceptable a written accounting of the application of the proceeds of the initial public offering contemplated by the Registration Statement and shall be satisfied that Borrower has received the proceeds of such initial public offering.

     (ff) Transaction Costs. Borrower shall provide to FINOVA a complete, itemized summary of all transaction costs paid or incurred by any Person in connection with the making of the Loan and the consummation of the initial public offering contemplated by the Registration Statement, which transaction costs shall not exceed the amount set forth in the Schedule, as well as appropriate documentation evidencing such costs and the payment thereof. All such information must be acceptable to FINOVA, in FINOVA's sole discretion, exercised in good faith.

     (gg) Schedule Conditions. Borrower shall have complied with all additional conditions precedent as set forth in the Schedule attached hereto.

     (hh) Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed and recorded and shall be in form and substance satisfactory to FINOVA and its counsel including, without limitation, each of the items listed on the Closing Checklist attached as EXHIBIT 4.1 hereto.

     4.2 Subsequent Advances. The obligation of FINOVA to make any advance hereunder (including the initial advance) shall be subject to the further conditions precedent that, on and as of the date of such advance: (a) the representations and warranties of Borrower set forth in this Agreement shall be accurate, before and after giving effect to such advance or issuance and to the application of any proceeds thereof; (b) no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or issuance or from the application of any proceeds thereof; (c) no material adverse change has occurred in the Borrower's business, operations, financial condition, in the condition of the Collateral or other assets of Borrower or in the prospect of repayment of the Obligations; and (d) FINOVA shall have received such other approvals, opinions or documents as FINOVA shall reasonably request.

5. REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants that:

     5.1 Due Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State set forth on the Schedule, is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary in order for it to conduct its business and own its property, and has all requisite power and authority to conduct its business as presently conducted, to own its property and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder, and has not taken any steps to wind-up, dissolve or otherwise liquidate its assets;

     5.2 Other Names. Borrower has not, during the preceding five (5) years, been known by or used any other corporate or fictitious name except as set forth on the Schedule, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during such time;

     5.3 Due Authorization. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and shall not constitute a violation of any applicable law or of Borrower's Articles or Certificate of Incorporation or By-Laws or any other document, agreement or instrument to which Borrower is a party or by which Borrower or its assets are bound;

     5.4 Binding Obligation. Each of the Loan Documents to which Borrower is a party is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms;

     5.5 Intangible Property. Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names for the present and planned future conduct of its business without any known conflict with the rights of others, and each is valid and has been duly registered or filed with the appropriate governmental authorities; each of Borrower's patents, patent applications, copyrights, trademarks and trademark applications which have been registered or filed with any governmental authority (including the U.S. Patent and Trademark Office and the Library of Congress) are listed by name, date and filing number on the Schedule;

     5.6 Capital. Borrower has capital sufficient to conduct its business, is able to pay its debts as they mature, and owns property having a fair salable value greater than the amount required to pay all of its debts (including contingent debts);

     5.7 Material Litigation. Borrower has no pending or overtly threatened litigation, actions or proceedings which would materially and adversely affect its business, assets, operations, prospects or condition, financial or otherwise, or the Collateral or any of FINOVA's interests therein;

     5.8 Title; Security Interests of FINOVA. Borrower has good, indefeasible and merchantable title to the Collateral and, upon the execution and delivery of the Loan Documents, the filing of UCC-1 Financing Statements, delivery of the certificate(s) evidencing any pledged securities, the filing of any collateral assignments or security agreements regarding Borrower, Trademarks, Copyrights, Licenses and/or Patents, if any, with the appropriate governmental offices and the recording of any mortgages or deeds of trust with respect to real property, in each case in the appropriate offices, this Agreement and such documents shall create valid and perfected first priority liens in the Collateral, subject only to Permitted Encumbrances;

     5.9 Restrictive Agreements; Labor Contracts. Borrower is not a party or subject to any contract or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, assets, operations, prospects or condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness, and it is not party to any labor dispute. In addition, no labor contract is scheduled to expire during the Initial Term of this Agreement, except as disclosed to FINOVA in writing prior to the date hereof;

     5.10 Laws. Borrower is not in violation of any applicable statute, regulation, ordinance or any order of any court, tribunal or governmental agency, in any respect materially and adversely affecting the Collateral or its business, assets, operations, prospects or condition, financial or otherwise;

     5.11 Consents. Borrower has obtained or caused to be obtained or issued any required consent of a governmental agency or other Person in connection with the financing contemplated hereby;

     5.12 Defaults. Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its assets are bound, nor has any event

<FF>
occurred which, with the giving of notice or the lapse of time, or both, would cause such a default;

5.13 Financial Condition.  The Prepared Financials fairly present
Borrower's financial condition and results of operations and those of such other Persons described therein as of the date thereof in accordance with GAAP; there are no material omissions from the Prepared Financials or other facts or circumstances not reflected in the Prepared Financials; and there has been no material and adverse change in such financial condition or operations since the date of the initial Prepared Financials delivered to FINOVA hereunder;

     5.14 ERISA. None of Borrower, any ERISA Affiliate, or any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder, nor has Borrower or any ERISA Affiliate received any notice to such effect. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under ERISA. The PBGC has not instituted proceedings to terminate, or appointed a trustee to administer, a Plan. No lien upon the assets of Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect to a Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived;

     5.15 Taxes. Borrower has filed all tax returns and such other reports as it is required by law to file and has paid or made adequate provision for the payment on or prior to the date when due of all taxes, assessments and similar charges that are due and payable;

     5.16 Locations; Federal Tax ID No. Borrower's chief executive office and the offices and locations where it keeps the Collateral (except for Inventory in transit) are at the locations set forth on the Schedule, except to the extent that such locations may have been changed after notice to FINOVA in accordance with Section 6.4 hereof; Borrower's federal tax identification number is as shown on the Schedule;

     5.17 Business Relationships. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted; and

     5.18 Reaffirmations. Each request for a loan made by Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by Borrower to FINOVA that there does not then exist any Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

6. COVENANTS.

     6.1 AFFIRMATIVE COVENANTS. Borrower covenants that, so long as any Obligation remains outstanding and this Agreement is in effect, it shall:

     6.1.1 Taxes. File all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due;

     6.1.2 Notice of Litigation. Promptly notify FINOVA in writing of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or Borrower's business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance;

     6.1.3 ERISA. Notify FINOVA in writing (i) promptly upon the occurrence of any event described in Paragraph 4043 of ERISA, other than a termination, partial termination or merger of a Plan or a transfer of a Plan's assets and
(ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets;

     6.1.4 Change in Location. Notify FINOVA in writing forty-five (45) days prior to any change in the location of Borrower's chief executive office or the location of any Collateral, or Borrower's opening or closing of any other place of business;

     6.1.5 Corporate Existence. Maintain its corporate existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property and maintain adequate assets, licenses, patents, copyrights, trademarks and trade names for the conduct of its business;

     6.1.6 Labor Disputes. Promptly notify FINOVA in writing of any labor dispute to which

Borrower is or may become subject and the expiration of any labor contract to which Borrower is a party or bound;

     6.1.7 Violations of Law. Promptly notify FINOVA in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to Borrower which may materially and adversely affect the Collateral or Borrower's business, assets, prospects, operations or condition, financial or otherwise;

     6.1.8 Defaults. Notify FINOVA in writing within five (5) Business Days of Borrower's default under any note, indenture, loan agreement, mortgage, lease or other agreement to which Borrower is a party or by which Borrower is bound, or of any other default under any Indebtedness of Borrower;

     6.1.9 Capital Expenditures. Promptly notify FINOVA in writing of the making of any Capital Expenditure materially affecting Borrower's business, assets, prospects, operations or condition, financial or otherwise, except to the extent permitted in the Schedule;

     6.1.10 Books and Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP, reflecting all of its financial transactions;

     6.1.11 Leases; Warehouse Agreements. Provide FINOVA with (i) copies of all agreements between Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be located (whether for processing, storage or otherwise), and (ii) without limiting the landlord, bailee and/or mortgagee waivers to be provided pursuant to Section 4.1(j) hereof, additional landlord, bailee and/or mortgagee waivers in form acceptable to FINOVA with respect to all locations where any Collateral is hereafter located;

     6.1.12 Additional Documents. At FINOVA's request, promptly execute or cause to be executed and delivered to FINOVA any and all documents, instruments or agreements deemed necessary by FINOVA to facilitate the collection of the Obligations or the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, if any of the Receivables with a face value in excess of $1,000 arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, Borrower shall promptly notify FINOVA of such fact in writing and shall execute any instruments and take any other action required or requested by FINOVA to comply with the provisions of the Federal Assignment of Claims Act;

     6.1.13 Financial Covenants. Comply with the financial covenants set forth on the Schedule; and

     6.1.14 Chief Financial Officer. Engage a new Chief Financial Officer within 180 days following the Closing Date and continue to employ a Chief Financial Officer at all times thereafter.


     6.2 NEGATIVE COVENANTS. Without FINOVA's prior written consent, which consent FINOVA may withhold in its sole discretion, so long as any Obligation remains outstanding and this Agreement is in effect, Borrower shall not:

     6.2.1 Mergers. Merge or consolidate with or acquire any other Person, or make any other material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations;

  6.2.2 Loans. Make advances, loans or extensions of credit to, or invest in, any Person, except for loans or cash advances to employees which are permitted in the Schedule;

  6.2.3 Dividends. Declare or pay cash dividends upon any of its stock or distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock;

  6.2.4 Adverse Transactions. Enter into any transaction which materially and adversely affects the Collateral or its ability to repay the Obligations in full as and when due;


     6.2.5 Indebtedness of Others. Guarantee or become directly or contingently liable for the Indebtedness of any Person, except by endorsement of instruments for deposit and except for the existing guarantees made by Borrower prior to the date hereof, if any, which are set forth in the Schedule;

     6.2.6 Repurchase. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis (other than return rights normally provided to retail and wholesale customers in the ordinary course of Borrower's business provided such returns occasioned by such return rights do not exceed $1,000 in any five (5) Business Day period with respect to any particular customer);

     6.2.7 Name. Use any corporate or fictitious name other than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof or as set forth on the Schedule;

     6.2.8 Prepayment. Prepay any Indebtedness other than trade payables and other than the Obligations;

     6.2.9 Capital Expenditure. Make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower in any fiscal year would exceed the amount set forth on the Schedule;

     6.2.10 Compensation. Pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to all of Borrower's executives, officers and directors (or any relative thereof) in an amount in excess of the amount set forth on the Schedule;

     6.2.11 Indebtedness. Create, incur, assume or permit to exist any Indebtedness (including Indebtedness in connection with Capital Leases) in excess of the amount set forth on the Schedule, other than (i) the Obligations,
(ii) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, and (iii) other Indebtedness existing on the date of this Agreement and reflected in the Prepared Financials (except Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder), and (iv) Subordinated Debt;

     6.2.12 Affiliate Transactions. Except as set forth below, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate. Notwithstanding the foregoing, Borrower may pay compensation permitted by
Section 6.2.10 to employees who are Affiliates and, if no Event of Default has occurred, Borrower may (i) engage in transactions with Affiliates in the normal course of business, in amounts and upon terms which are fully disclosed to FINOVA and which are no less favorable to Borrower than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate, and (ii) make payments to a Subordinating Creditor that is an Affiliate, subject to and only to the extent expressly permitted in the Subordination Agreement between such Subordinating Creditor and FINOVA;

     6.2.13 Nature of Business. Enter into any new business or make any material change in any of Borrower's business objectives, purposes or operations;

     6.2.14 FINOVA's Name. Use the name of FINOVA in connection with any of Borrower's business or activities, except in connection with internal business matters or as required in dealings with governmental agencies and financial institutions or with trade creditors of Borrower, solely for credit reference purposes; or

     6.2.15 Margin Security. Borrower will not (and has not in the past) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G or Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan or other advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or in any manner which might cause such Loan or other advance or the application of such proceeds to violate (or require any regulatory filing under) Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, in each case as in effect on the date or dates of such Loan or other advance and such use of proceeds. Further, no proceeds of any Loan or other advance will be used to acquire any security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     6.2.16 Real Property. Purchase or acquire any real property without FINOVA's prior written consent, a condition of which consent shall include delivery of appropriate environmental reports and analysis, in form and substance satisfactory to FINOVA and its counsel.

     6.2.17 Supply Agreement. Permit the product purchasing agreement with A.P.S., Inc. to be terminated prior to its stated term or to be amended or otherwise modified in any respect on terms materially less favorable to Borrower than the terms existing as of the Closing Date (after giving effect to the repayment of indebtedness owing to A.P.S., Inc. and its Affiliates with the proceeds of Borrower's initial public offering pursuant to the Registration Statement) unless, in the case of any such termination, Borrower obtains a new supply agreement on terms and conditions and with an alternate vendor deemed acceptable by FINOVA within 10 days of the date of such termination.

7. DEFAULT AND REMEDIES.

     7.1 Events of Default. Any one or more of the following events shall constitute an Event of Default under this Agreement:

     (a) Borrower fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise;

     (b) Borrower or any other Loan Party fails or neglects to perform, keep, or observe any Obligation including, but not limited to, any term, provision, condition, covenant or agreement contained in any Loan Document to which Borrower or such other Loan Party is a party; provided that Borrower's failure to timely comply with the provisions of (1) Section 9.1(b)(iv) and 9.1(b)(v) which relate to the delivery of monthly or annual financial statements, (2)
Section 6.1.3 with regard to the provision of notice regarding certain ERISA matters, (3) Section 6.1.4 with regard to prior notice of changes in location, or (4) Section 6.1.11 with regard to providing copies of certain agreements and waivers regarding warehouse, bailee and/or leased locations shall not, in the case of any of items (1)-(4) above, constitute an Event of Default under this clause (b) unless the same remains unremedied or uncured for a period of 10 days after the initial occurrence of such noncompliance; provided further that in the event the Borrower fails to comply with the financial covenant for the "Current Ratio " described in Section 6.1.13 of the Schedule, Borrower shall have fifteen (15) days to cure such failure to the satisfaction of FINOVA in its sole discretion before such noncompliance results in an Event of Default under this clause (b);

     (c) Any material adverse change occurs in Borrower's business, assets, operations, prospects or condition, financial or otherwise;

     (d) The prospect of repayment of any portion of the Obligations or the value or priority of FINOVA's security interest in the Collateral is materially impaired;

     (e) Any portion of Borrower's assets is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer;

     (f) Borrower shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of the business of Borrower;

     (g) Any bankruptcy or other insolvency proceeding is commenced by Borrower, or any such proceeding is commenced against Borrower and remains undischarged or unstayed for forty-five (45) days;

     (h) Any notice of lien, levy or assessment is filed of record with respect to any of Borrower's assets;

     (i) Any judgments are entered against Borrower in an aggregate amount exceeding $25,000 in any fiscal year;

     (j) Any default shall occur under (i) any material agreement between Borrower and any third party including, without limitation, any default which would result in a right by such third party to accelerate the maturity of any Indebtedness of Borrower to such third party, or (ii) any Subordinated Debt;

     (k) Any representation or warranty made or deemed to be made by Borrower, any Affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to FINOVA in connection therewith shall prove to have been misleading in any material respect;

     (l) Any Guarantor dies, terminates or attempts to terminate its Guaranty or any security therefor or becomes subject to any bankruptcy or other insolvency proceeding;

     (m) Any Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or

     (n) Any Change of Control shall occur.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, FINOVA RESERVES THE RIGHT TO CEASE MAKING ANY LOANS DURING ANY CURE PERIOD STATED ABOVE, AND THEREAFTER IF AN EVENT OF DEFAULT HAS OCCURRED.

     7.2 Remedies. Upon the occurrence of an Event of Default, FINOVA may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, cease making Loans, terminate this Agreement and/or declare all of the Obligations to be immediately payable in full. Borrower agrees that FINOVA shall also have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code, and upon the occurrence of an Event of Default Borrower hereby consents to the appointment of a receiver by FINOVA in any action initiated by FINOVA pursuant to this Agreement and to the jurisdiction and venue set forth in Section 9.25 hereof, and Borrower waives notice and posting of a bond in connection therewith. Further, FINOVA may, at any time, take possession of the Collateral and keep it on Borrower's premises, at no cost to FINOVA, or remove any part of it to such other place(s) as FINOVA may desire, or Borrower shall, upon FINOVA's demand, at Borrower's sole cost, assemble the Collateral and make it available to FINOVA at a place reasonably convenient to FINOVA. FINOVA may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as FINOVA deems advisable, at FINOVA's discretion, and may, if FINOVA deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Borrower agrees that FINOVA has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. FINOVA is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to FINOVA's benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth in the heading to this Agreement at least five (5) days before sale or other disposition. The proceeds of sale shall be applied, first, to all attorneys fees and other expenses of sale, and second, to the Obligations in such order as FINOVA shall elect, in its sole discretion. FINOVA shall return any excess to Borrower and Borrower shall remain liable for any deficiency to the fullest extent permitted by law.

     7.3 Standards for Determining Commercial Reasonableness. Borrower and FINOVA agree that the following conduct by FINOVA with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by FINOVA, including, but not limited to, FINOVA's use in its sole discretion of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not be deemed unreasonable):
Any public or private disposition: (i) as to which on no later than the fifth calendar day prior thereto written notice thereof is mailed or personally delivered to Borrower and, with respect to any public disposition, on no later than the fifth calendar day prior thereto notice thereof describing in general non-specific terms, the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted (provided that no notice of any public or private disposition need be given to the Borrower or published if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market); (ii) which is conducted at any place designated by FINOVA, with or without the Collateral being present; and (iii) which commences at any time
between 8:00 a.m. and 5:00 p.m.   Without limiting the generality of the
foregoing, Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles, it shall be commercially reasonable for FINOVA to direct any prospective purchaser thereof to ascertain directly from Borrower any and all information concerning the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor.

8. EXPENSES AND INDEMNITIES

     8.1 Expenses. Borrower covenants that, so long as any Obligation remains outstanding and this Agreement remains in effect, it shall promptly reimburse FINOVA for all costs, fees and expenses incurred by FINOVA in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of in-house and outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including without limitation all such costs, fees and expenses as FINOVA shall incur or for which FINOVA shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and FINOVA's security interest therein, including, without limitation, the defense or prosecution of any action involving FINOVA and Borrower or any third party,
(iv) enforcement of any of FINOVA's rights and remedies with respect to the Obligations or Collateral and (v) consultation with FINOVA's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed or the issues are peculiar to federal bankruptcy or state insolvency laws. Borrower shall also pay all FINOVA charges in connection with bank wire transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lockboxes and other Blocked Accounts, and all other bank and administrative matters, in accordance with FINOVA's schedule of bank and administrative fees and charges in effect from time to time.

     8.2 Environmental Matters.

     The Environmental Certificate dated on or about the date of this Agreement is incorporated herein for all purposes as if fully stated in this Agreement.

9. MISCELLANEOUS.

     9.1 Examination of Records; Financial Reporting.

     (a) Examinations. FINOVA shall at all reasonable times have full access to and the right to examine, audit, make abstracts and copies from and inspect Borrower's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and the right to check, test and appraise the Collateral. Borrower shall deliver to FINOVA any instrument necessary for FINOVA to obtain records from any service bureau maintaining records for Borrower. All instruments and certificates prepared by Borrower showing the value of any of the Collateral shall be accompanied, upon FINOVA's request, by copies of related purchase orders and invoices. FINOVA may, at any time after the occurrence of an Event of Default, remove from Borrower's premises Borrower's books and records (or copies thereof) or require Borrower to deliver such books and records or copies to FINOVA. FINOVA may, without expense to FINOVA, use such of Borrower's personnel, supplies and premises as may be reasonably necessary for maintaining or enforcing FINOVA's security interest.

     (b) Reporting Requirements. Borrower shall furnish FINOVA, upon request, such information and statements as FINOVA shall request from time to time regarding Borrower's business affairs, financial condition and the results of its operations. Without limiting the generality of the foregoing, Borrower shall provide FINOVA with: (i) FINOVA's standard form collateral and loan report, daily, and upon FINOVA's request, copies of sales journals, cash receipt journals, and deposit slips; (ii) upon FINOVA's request, copies of sales invoices, customer statements and credit memoranda issued, remittance advices and reports; (iii) copies of shipping and delivery documents, upon request; (iv) on or prior to the date set forth on the Schedule, monthly agings (aged from invoice date) and reconciliations of Receivables (with listings of concentrated accounts), payables reports, inventory reports, compliance certificates and unaudited financial statements with respect to the prior month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with GAAP; (v) audited annual consolidated and consolidating financial statements, prepared in accordance with GAAP applied on a basis consistent with the most recent Prepared Financials provided to FINOVA by Borrower, including balance sheets, income and cash flow statements, accompanied by the unqualified report thereon of independent certified public accountants acceptable to FINOVA, as soon as available, and in any event, within ninety (90) days after the end of each of Borrower's fiscal years; and
(vi) such certificates relating to the foregoing as FINOVA may request, including, without limitation, a monthly certificate from the president and the chief financial officer of Borrower showing Borrower's compliance with each of the financial covenants set forth in this Agreement, and stating whether any Event of Default has occurred or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default. All reports or financial statements submitted by Borrower shall be in reasonable detail and shall be certified by the principal financial officer of Borrower as being complete and correct.

     (c) Guarantor's Financial Statements and Tax Returns. To the extent any Guarantor shall hereafter exist, Borrower shall cause each of the Guarantors to deliver to FINOVA such Guarantor's annual financial statement (in form acceptable to FINOVA) and a copy of such Guarantor's federal income tax return with respect to the corresponding year, in each case on the date when such tax return is due or, if earlier, on the date when available.

     9.2 Term; Termination.

     (a) Term. The Initial Term of the Revolving Credit Loans facility and the obligation of FINOVA to made advances with respect thereto in accordance with this Agreement shall be as set forth on the Schedule, and the Revolving Credit Loans facility and this Agreement shall be automatically renewed for one or more Renewal Term(s) as set forth in the Schedule, unless earlier terminated as provided herein.

     (b) Prior Notice. Each party shall have the right to terminate this Agreement effective at the end of the Initial Term or at the end of any Renewal Term by giving the other party written notice not less than thirty

(30) days prior to the effective date of such termination, by registered or certified mail.

     (c) Payment in Full. Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash.

     (d) Early Termination; Termination Fee. In addition to the procedure set forth in Section 9.2(b), Borrower may terminate this Agreement at any time but only upon thirty (30) days' prior written notice and prepayment of the Obligations. Upon any such early termination by Borrower or any termination of this Agreement by FINOVA upon the occurrence of an Event of Default, then, and in any such event, Borrower shall pay to FINOVA upon the effective date of such termination a fee (the "TERMINATION FEE") in an amount equal to the amount shown on the Schedule.

     9.3 Recourse to Security; Certain Waivers. All Obligations shall be payable by Borrower as provided for herein and, in full, at the termination of this Agreement; recourse to security shall not be required at any time. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.

     9.4 No Waiver by FINOVA. Neither FINOVA's failure to exercise any right, remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between FINOVA and Borrower nor any delay by FINOVA in exercising the same shall operate as a waiver. No waiver by FINOVA shall be effective unless in writing and then only to the extent stated. No waiver by FINOVA shall affect its right to require strict performance of this Agreement. FINOVA's rights and remedies shall be cumulative and not exclusive.

     9.5 Binding on Successor and Assigns. All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind FINOVA's and Borrower's respective representatives, successors and assigns.

     9.6 Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

     9.7 Amendments; Assignments. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and FINOVA. Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to FINOVA's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, FINOVA's rights, title, interests, remedies, powers and duties hereunder or thereunder. In connection therewith, FINOVA may disclose all documents and information which FINOVA now or hereafter may have relating to Borrower or Borrower's business. To the extent that FINOVA assigns its rights and obligations hereunder to a third party, FINOVA shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

     9.8 Integration. This Agreement, together with the Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

     9.9 Survival. All of the representations and warranties of Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive such termination.

     9.10 Evidence of Obligations. Each Obligation may, in FINOVA's discretion, be evidenced by notes or other instruments issued or made by Borrower to FINOVA. If not so evidenced, such Obligation shall be evidenced solely by entries upon FINOVA's books and records.

     9.11 Loan Requests. Each oral or written request for a loan by any Person who purports to be any employee, officer or authorized agent of Borrower shall be made to FINOVA on or prior to 11:00 a.m., New York time, on the Business Day on which the proceeds thereof are requested to be paid to Borrower and shall be conclusively presumed to be made by a Person authorized by Borrower to do so and the crediting of a loan to Borrower's operating account shall conclusively establish Borrower's obligation to repay such loan. Unless and until Borrower otherwise directs FINOVA in writing, all loans shall be wired to Borrower's operating account set forth on the Schedule.

     9.12 Notices. Any notice required hereunder shall be in writing and addressed to the Borrower and FINOVA at their addresses set forth at the beginning of this Agreement. Notices hereunder shall be deemed received on the earlier of receipt, whether by mail, personal delivery, facsimile, or otherwise, or upon deposit in the United States mail, postage prepaid.

     9.13 Brokerage Fees. Except fees owing to Merrill Lynch & Co., Inc., Borrower represents and warrants to FINOVA that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission, and Borrower agrees to indemnify and hold FINOVA harmless against any and all such claims (other than in respect of fees due to Merrill Lynch & Co., Inc. which shall be payable by FINOVA).

     9.14 Disclosure. No representation or warranty made by Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to FINOVA in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the business, assets, operations, prospects or condition (financial or otherwise), of Borrower.

     9.15 Publicity. FINOVA is hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

     9.16 Captions. The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

     9.17 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to FINOVA. Therefore, FINOVA, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     9.18 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

     9.19 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     9.20 Time of Essence. Time is of the essence for the performance by Borrower of the Obligations set forth in this Agreement.

     9.21 Limitation of Actions. Borrower agrees that any claim or cause of action by Borrower against FINOVA, or any of FINOVA's directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by FINOVA, or by FINOVA's directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of FINOVA or any other Person authorized to accept service of process on behalf of FINOVA, within 30 days thereafter. Borrower agrees that such one-year period of time is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by a specific written agreement of FINOVA. This provision shall survive any termination of this Loan Agreement or any other agreement.

     9.22 Liability. Neither FINOVA nor any FINOVA Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if FINOVA has been advised of the possibility of such damages. Neither FINOVA, nor any FINOVA Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the

Borrower through the ordinary negligence of FINOVA, or any FINOVA Affiliate. "FINOVA AFFILIATE" shall mean FINOVA's directors, officers, employees, agents, attorneys or any other Person or entity affiliated with or representing FINOVA.

     9.23 Notice of Breach by FINOVA. Borrower agrees to give FINOVA written notice of (i) any action or inaction by FINOVA or any attorney of FINOVA in connection with any Loan Documents that may be actionable against FINOVA or any attorney of FINOVA or (ii) any defense to the payment of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrower agrees that unless such notice is fully given as promptly as possible (and in any event within thirty
(30) days) after Borrower has knowledge, or with the exercise of reasonable diligence should have had knowledge, of any such action, inaction or defense, Borrower shall not assert, and Borrower shall be deemed to have waived, any claim or defense arising therefrom.

     9.24 Application of Insurance Proceeds. The net proceeds of any casualty insurance insuring the Collateral, after deducting all costs and expenses (including attorneys' fees) of collection, shall be applied, at FINOVA's option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to FINOVA, or toward payment of the Obligations. Any proceeds applied to the payment of Obligations shall be applied in such manner as FINOVA may elect. In no event shall such application relieve Borrower from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof.

     9.25 Power of Attorney. Borrower appoints FINOVA and its designees as Borrower's attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into FINOVA's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; to send requests for verification of Receivables to customers or account debtors; after the occurrence of any Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by FINOVA and to open and dispose of all mail addressed to Borrower; and to do all other things FINOVA deems necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attorney. Neither FINOVA nor any of its designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while acting as Borrower's attorney. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder shall have terminated

     9.26 GOVERNING LAW; WAIVERS. THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ENFORCEMENT OF THE OBLIGATIONS, SHALL BE INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAWS RULES) OF THE STATE OF ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA IN THE STATE OF ARIZONA OR, AT THE SOLE OPTION OF FINOVA, IN ANY OTHER COURT IN WHICH FINOVA SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER WAIVES ANY OBJECTION OF FORUM NON CONVENIENS AND VENUE. BORROWER FURTHER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE IN THE MANNER SET FORTH IN SECTION 9.12 HEREOF FOR THE GIVING OF NOTICE. BORROWER FURTHER WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO COLLATERALLY ATTACK ANY JUDGMENT ENTERED AGAINST IT.

     9.27 MUTUAL WAIVER OF RIGHT TO JURY TRIAL. FINOVA and Borrower each hereby waives the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to: (i) this Agreement; (ii) any other present or future instrument or agreement between FINOVA and Borrower; or
(iii) any conduct, acts or omissions of FINOVA or Borrower or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with FINOVA or Borrower; in each of the foregoing cases, whether sounding in contract or tort or otherwise.

     AUTOMOTIVE ONE PARTS STORES, INC.

     FED. TAX ID #59-1867299


     BY_______________________________

     PRESIDENT OR VICE PRESIDENT



     FINOVA:

     FINOVA CAPITAL CORPORATION


     BY_______________________________

     TITLE______________________________













                [SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

                                  SCHEDULE TO

                          LOAN AND SECURITY AGREEMENT


BORROWER:  AUTOMOTIVE ONE PARTS STORES, INC.
ADDRESS:   701 WEST CHURCH STREET
           ORLANDO, FLORIDA 32802

DATE:      JANUARY _____, 1998


This Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and FINOVA Capital Corporation dated the above date, and all references herein and therein to "this Agreement" shall be deemed to refer to said Agreement and to this Schedule.

DEFINITIONS (SECTION 1):

     "Permitted Senior Indebtedness" means the indebtedness listed on Schedule 1.1(a) hereto.

     "Subordinating Creditor" means _________________________________________

TOTAL FACILITY (SECTION 2.1):

     $4,000,000


LOANS (SECTION 2.2):

                   REVOLVING CREDIT LOANS: A revolving line of credit consisting of loans against Borrower's Eligible Receivables ("RECEIVABLE LOANS") and against Borrower's Eligible Inventory ("INVENTORY LOANS") (the Receivable Loans and the Inventory Loans shall be collectively referred to as the "REVOLVING CREDIT LOANS") in an aggregate outstanding principal amount not to exceed the lesser of (a) or (b) below:

                      (a) Four Million Dollars ($4,000,000) (the "REVOLVING CREDIT LIMIT"), less any Loan Reserves, or

                      (b)  the sum of

                         (i) an amount equal to 70% of the net amount of Eligible Receivables; plus

                         (ii)  an amount equal to 50% of the value of
                         Borrower's Eligible Inventory, calculated at the lower of cost or market value and determined on a first-in, first-out basis, less

                         (iii)  any Loan Reserves.


INTEREST AND FEES (SECTION 2.6):

                   Revolving Interest Rate. Borrower shall pay FINOVA interest on the daily outstanding balance of Borrower's Revolving Credit Loans at a per annum rate of 2.0% in excess of the rate of interest announced publicly by Citibank, N.A., (or any successor thereto), from time to time as its "prime rate" (the " PRIME RATE") which may not be such institution's lowest rate. The interest rate chargeable hereunder in respect of the Revolving Credit Loans (herein, the "REVOLVING INTEREST RATE") shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first day following the announcement of such change. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to FINOVA in arrears on the first day of each month.


                   Minimum Interest Charge. With respect to each calendar month or portion thereof during the term of this Agreement (excluding the calendar month in which this Agreement is executed), Borrower shall also pay FINOVA, on the first day of the next month, as a minimum charge, the amount by which accrued interest pursuant to the Revolving Interest Rate section above for such month or portion thereof is less than $15,000 (the "MINIMUM INTEREST CHARGE"). Notwithstanding the occurrence of any Event of Default hereunder or termination of this Agreement by FINOVA as a result thereof, the Minimum Interest Charge shall be paid by Borrower for the unexpired portion of the Initial Term or any Renewal Term of this Agreement.


                   Closing Fee.   At or before the closing of this transaction,
                   Borrower shall pay to FINOVA a closing fee in an amount equal to 1.5% of the Total Facility less the portion of the commitment fee previously paid by Borrower pursuant to the Commitment letter dated November 25, 1997 ("CLOSING FEE"), which shall be deemed fully earned on the date such payment is due.


                   Unused Line Fee. With respect to each fiscal quarter, or portion thereof during the term of this Agreement, Borrower shall unconditionally pay to FINOVA a fee equal to one-half of one percent (0.50%) per annum of the difference between the Revolving Credit Limit and the average daily outstanding balance of the Revolving Credit Loans during such quarter, or portion thereof ("UNUSED LINE FEE"), which fee shall be calculated and payable quarterly, in arrears, and shall be due and payable, commencing on the first Business Day of the Borrower's first fiscal quarter following the Closing Date and continuing on the first Business Day of each fiscal quarter thereafter.


                   Examination Fee. Borrower agrees to pay to FINOVA an examination fee in the amount of $600 per person per day in connection with each audit or examination of Borrower performed by FINOVA prior to or after the date hereof, plus all costs and expenses incurred in connection therewith (the "EXAMINATION FEE"). Such examinations shall be performed no less frequently than on a quarterly basis. Without limiting the generality of the foregoing, Borrower shall pay to FINOVA an initial Examination Fee in an amount equal to $600 per person per day, plus all costs and expenses incurred in connection therewith. Such initial Examination Fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to FINOVA prior to the date of this Agreement.


NOTIFICATION OF CLOSING (SECTION 2.13):

                   The amount for purposes of Section 2.13 shall be $4,000,000.


CONDITIONS OF CLOSING (SECTION 4.1):

                   The obligation of FINOVA to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of FINOVA and its counsel, of each of the following conditions, in addition to the conditions set forth in Sections 4.1 and 4.2 above:

                   (a) Minimum Excess Availability (Section 4.1(c)). Minimum Excess Availability shall not be less than $500,000 after reserving from loan availability an amount equal to accounts payable outstanding thirty (30) days or more from their originally scheduled due date.

                   (b) Life Insurance (Section 4.1(u)). Life insurance policies shall be maintained on the following individuals and at the following amounts:

                   Robert H. Gentry III, of not less than $1,000,000.

                   (c) No Material Adverse Change (Section 4.1(v)). Further, no material adverse change has occurred in the Borrower's business, operations, financial condition, or assets or in the prospect of repayment of the Obligations since the date of the latest financial statements for Borrower set forth in the Registration Statement.

                   (d) Validity and Support Agreements. Robert H. Gentry III shall have delivered a Validity and Support Agreement in favor of FINOVA, and in form and substance satisfactory to FINOVA.

                   (e) Transaction Costs (Section 4.1(gg)). Transaction Costs for the initial public offering and the closing of the refinancing contemplated thereby and by this Agreement shall not to exceed $_________.


                   Borrower shall cause the conditions precedent set forth in
                   Section 4.1 of this Agreement and set forth above in this Schedule to be satisfied, and shall provide evidence to FINOVA that all such conditions precedent have been satisfied, on or before the earlier of (i) a date not later than five (5) Business Days following the successful completion of the initial public offering contemplated by the Registration Statement and (ii) February 28, 1998.



BORROWER INFORMATION:
   Borrower's State of Incorporation (Section 5.1):  Florida

   Borrower's copyrights, patents trademarks, and licenses (Section 5.5):  None.

   Fictitious Names/Prior Corporate Names in last 5 years (Section 5.2):

       Prior Corporate Names:                 NONE

       Fictitious Names:                      NONE

  Borrower Locations (Section 5.16).  See Exhibit 5.16 hereto.

  Borrower's Federal Tax Identification Number (Section 5.16):  59-1867299

  Permitted Encumbrances (Section 1.1):  See Exhibit 1.1(a) hereto.


FINANCIAL COVENANTS  (SECTION 6.1.13):

                      Borrower shall comply with all of the following covenants. Compliance shall be determined as of the end of each month or quarter (as determined by FINOVA in its sole discretion), except as otherwise specifically provided below:

      Current Ratio   Borrower shall maintain a ratio of Current Assets to
                      Current Liabilities of not less than 1.3 to 1.0.

      EBITDA. Borrower shall maintain Earnings Before Interest, Taxes, Depreciation and Amortization of not less than (i) One Hundred Twenty Five Thousand Dollars ($125,000) in each fiscal quarter of Borrower commencing with the Fiscal Quarter ending March 31, 1998, and (ii) Five Hundred Thousand Dollars ($500,000) for each Fiscal Year of Borrower commencing with the Fiscal Year ending December 31, 1998.

     Senior Debt Service
     Coverage Ratio      As of the last day of each calendar quarter ended March
                         31, June 30, September 30 or December 31, Borrower's
                         Operating Cash Flow/Actual for the consecutive 12-month period ending as of such last day must be at least 1.70 times the amount necessary to meet Borrower's Senior
                         Contractual Debt Service for such 12-month period;
                         provided however, that, with respect to the calculations set forth herein for the period from the Closing Date through September 30, 1998, Borrower's
                         Operating Cash Flow/Actual and Senior Contractual Debt
                         Service shall be determined beginning as of January 1, 1998 (the "START DATE") and be measured as follows: (x) the time period from the Start Date through March 31, 1998, shall be for such amounts for such period, (y) the time period from the Start Date through June 30, 1998, shall be for such amounts for such period, and
                         (z) the time period from the Start Date through September 30, 1998, shall be for such amounts for such period; and, provided further, that all such determinations shall be made on a consolidated basis.

     Total Debt Service
     Coverage Ratio      As of the last day of each calendar quarter ended March
                         31, June 30, September 30 or December 31, Borrower's
                         Operating Cash Flow/Actual for the consecutive 12-month period ending as of such last day must be at least 1.1 times the amount necessary to meet Borrower's Total
                         Contractual Debt Service for such 12-month period;
                         provided however, that, with respect to the calculations set forth herein for the period from the Closing Date through September 30, 1998, Borrower's
                         Operating Cash Flow/Actual and Total Contractual Debt
                         Service shall be determined beginning as of the Start
                         Date and be measured as follows: (x) the time period from the Start Date through March 31, 1998, shall be for such amounts for such period, (y) the time period from the Start Date through June 30, 1998, shall be for such amounts for such period, and (z) the time period from the Start Date through September 30, 1998, shall be for such amounts for such period; and, provided further, that all such determinations shall be made on a consolidated basis.


NEGATIVE COVENANTS (SECTION 6.2):

     Employee Advances:  Borrower shall not make any loans or advances to
                         Employees except in the ordinary course of business and consistent with past practices of Borrower in an aggregate amount not exceeding at any time $5,000.

    Existing Guaranties: None.


     Capital
     Expenditures:       Borrower shall not make or incur any Capital
                         Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by

                         Borrower in any fiscal year (beginning with the fiscal year commencing January 1, 1998) would exceed $100,000 (excluding from such amount any Capital Expenditure which has been (i) leased from a third party pursuant to a capital lease or (ii) financed by a third party on an unsecured basis or a purchase money security interest basis provided that any liens securing any such third party lease or financing arrangement such repayment are limited solely to the asset being financed and the Indebtedness and Financial covenants set forth herein are not violated

     Compensation:       Borrower shall not pay total compensation, including
                         salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to (i) Robert H. Gentry III in an amount in excess of that set forth in the Registration Statement
                         (provided that in no event shall the aggregate cash bonus amounts exceed 115% of the base salary of such Person without FINOVA's prior written consent) or (ii) to any of Borrower's other executives, officers and directors (or any relative thereof) in an amount in excess of 115% of such total compensation paid in the immediately preceding fiscal year.

     Indebtedness:       Borrower shall not create, incur, assume or permit to
                         exist any Indebtedness (including Indebtedness in connection with Capital Leases and any purchase money security interest financings) in excess of $100,000 other than (i) the Obligations, (ii) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business and (iii) other Indebtedness existing on the date of this Agreement and reflected in Exhibit 6.2(a) attached hereto (other than Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder).


REPORTING REQUIREMENTS (SECTION 9.1):

                    1. Borrower shall provide FINOVA with monthly agings aged by invoice date and reconciliations of Receivables within ten (10) days after the end of each month.

                    2. Borrower shall provide FINOVA with monthly accounts payable agings aged by invoice date, outstanding or held check registers and inventory certificates within ten (10) days after the end of each month.

                    3. Borrower shall provide FINOVA with monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are reasonably requested by FINOVA, all within ten (10) days after the end of each month.

                    4. Borrower shall provide FINOVA with monthly unaudited financial statements within thirty (30) days after the end of each month.

                    5. Borrower shall provide FINOVA with audited consolidated and consolidating fiscal financial statements within one hundred twenty (120) days after the end of each fiscal year, as more specifically described in Section 9.1(b) hereof, and with an opinion issued by a Certified Public Accountant which is acceptable to FINOVA.

                    6. Borrower shall provide FINOVA with annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty (30) days prior to the end of each fiscal year of Borrower.

                    7. Borrower's balance sheets for purposes of the definition of Prepared Financials shall be as of October 31, 1997.

                    8. Borrower shall, promptly upon their becoming available, provide FINOVA with copies of (i) all financial statements, reports, notices and proxy statements made publicly available by Borrower to its security holders including all 10Q and 10K Reports; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by Borrower to the public concerning material changes or developments in the business of any such Person;

                    9. Borrower shall, within five (5) Business Days after receipt thereof by Borrower, provide FINOVA with copies of all management letters, exception reports or similar letters or reports received by Borrower from its independent certified public accounts.



TERM (SECTION 9.2):


                    The initial term of this Agreement shall be two (2) year(s) from the date hereof (the "INITIAL TERM") and shall be automatically renewed for successive periods of one (1) year each (each, a "RENEWAL TERM"), unless earlier terminated as provided in Section 7 or 9.2 above or elsewhere in this Agreement.

TERMINATION FEE (SECTION 9.2):

                    Revolving Credit Loans Facility. The Termination Fee applicable to the Revolving Credit Loans facility provided for in Section 9.2(d) shall be an amount equal to the following percentage of the average daily outstanding balance of the Obligations for the 180-day period (or lesser period if applicable) preceding the date of termination:

                    (i) three percent (3%), if such early termination occurs on or prior to the first anniversary of the date of this Agreement;

                    (ii) one percent (1%), if such early termination occurs after the first anniversary of the date of this Agreement; provided that in the event such facility is terminated at the option of Borrower in connection with a refinancing provided by Merrill Lynch & Co., Inc. or an Affiliate thereof at any time after the first anniversary of this Agreement, the Termination Fee shall be waived.


DISBURSEMENT (SECTION 9.11):

                    Unless and until Borrower otherwise directs FINOVA in writing, all loans shall be wired to Borrower's following operating account:
                    ________________________________________________________

                    ________________________________________________________



ADDITIONAL PROVISIONS:

                1. Eligible Unencumbered Property. Following the occurrence of any Event of Default, Borrower shall promptly, upon FINOVA's request therefor, duly execute and deliver, or cause to be duly executed and delivered, to FINOVA (a) a mortgage or deed of trust in form and substance acceptable to FINOVA (a "MORTGAGE") with respect to any or all real property owned by Borrower not then subject to a lien in favor of FINOVA or subject to an agreement with a third party holding a lien thereon prohibiting the grant of a subordinate lien to another party (an "ELIGIBLE UNENCUMBERED PROPERTY") together with (a) a title insurance policy, current as-built survey, zoning letters and certificates of occupancy, in each case satisfactory in form and substance to FINOVA; (b) evidence that counterparts of the Mortgage have been recorded in all places to the extent necessary or desirable, in the judgment of FINOVA, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on such Eligible Unencumbered Property in favor of FINOVA for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which such Eligible Unencumbered Property is located in form and substance and from counsel satisfactory to FINOVA.

                2. Vehicle Titles. Within 30 days following the Closing Date, FINOVA shall have received original certificates of title for each of the vehicles specified in Exhibit 4.1(j) hereto issued by the relevant state agency properly noting FINOVA as the first and only lien holder thereupon.

                                   FINOVA:
BORROWER:                          FINOVA CAPITAL
AUTOMOTIVE ONE PARTS STORES, INC.  CORPORATION

BY_______________________________  BY_______________________________
  PRESIDENT OR VICE PRESIDENT      TITLE_____________________________








          [SIGNATURE PAGE TO SCHEDULE TO LOAN AND SECURITY AGREEMENT]

STATE OF   )
           ) ss.
COUNTY OF  )


     BEFORE ME, a Notary Public, in and for said county and state, personally appeared the above-named Automotive One Parts Stores, Inc., a Florida corporation, by _______________________________, its _______________________,
who acknowledged that he/she did sign the foregoing agreement and that the same is his/her free act and deed and the free act and deed of said corporation.


     IN WITNESS WHEREOF, I have hereunto set my hand and official seal at __________, __________ this ___ day of __________, 1997.


                         ___________________________________
                         Notary Public

                                  EXHIBIT 5.16
                              BORROWER'S LOCATIONS

A.  LOCATION OF COLLATERAL
    ----------------------














B. OTHER OWNED REAL PROPERTIES
   ---------------------------